Exhibit 3.1

COMPOSITE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUN BIOPHARMA, INC.1

Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (as amended, supplemented or superseded, the “URBCA”), the following are the Amended and Restated Articles of Incorporation of Sun BioPharma, Inc., a Utah corporation (the “Corporation”):

ARTICLE I

NAME

The name of the Corporation is Sun BioPharma, Inc.

ARTICLE II

PURPOSES AND POWERS

The Corporation is organized to engage in any and all lawful acts, activities and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms of the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III

AUTHORIZED SHARES

The Corporation is authorized to issue two classes of shares. The total number of shares the Corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares. The preferences, limitations and relative rights of the two classes of shares of the Corporation are as follows:

Common Stock

1. Number, Designation and Par Value. The Corporation is authorized to issue One Hundred Million (100,000,000) shares designated as “Common Stock” each having .001 par value (the “Common Stock”).

2. Voting. All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock (as defined below), shall be exercised by the holders of the Common Stock.

3. Net Assets. The holders of the Common Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

[1]

These Composite Amended and Restated Articles of Incorporation of Sun BioPharma, Inc. reflect the Company’s Amended and Restated Articles of Incorporation, filed with the Utah Secretary of State on September 22, 1999, and all subsequent amendments thereto, which were filed with the Utah Secretary of State on May 14, 2002, June 3, 2002, April 21, 2005, May 29, 2015, September 3, 2015 and September 4, 2015.

4. Payment. All shares of the Common Stock shall be fully paid and non-assessable.

Preferred Stock

1. Number, Designation and Par Value. The Corporation is authorized to issue Ten Million (10,000,000) shares of “Preferred Stock,” each having .001 par value, of which (i) 500,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”) and (ii) 200,000 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”). The Series A Preferred Stock and the Series B Preferred Stock (collectively, the “Preferred Stock”) have the terms, powers, preferences and rights set forth below.

2. The Preferred Stock:

(a) Dividend Provisions. The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $.10 per share per annum on each outstanding share of Series A Preferred Stock, and at the rate of $1.90 per share per annum on each outstanding share of Series B Preferred Stock, in each case, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(b) Liquidation.

(i) Preference to Holders of Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount equal to the Original Purchase Price (as defined in Section 2(c) hereof; provided, however, that in the case of an acquisition deemed to be a liquidation pursuant to Section 2(b)(iii) below, the Original Purchase Price shall mean $1.30 per share with respect to the Series A Preferred Stock) for each share of Preferred Stock then held by them (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares), plus declared but unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) Distributions to Other Holders. Upon the completion of the distribution required by Section 2(b)(i), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming conversion of all such Preferred Stock) until the holders of Series A Preferred Stock shall have received an aggregate of $6.50 per share and the holders of Series B Preferred Stock shall have received an aggregate of $38.05 per share (in each case, including amounts paid pursuant to Section 2(b)(i) above); thereafter, if assets remain in the Corporation, the holders of Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(iii) Acquisition Deemed a Liquidation. For purposes of this Section 2(b), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity; provided, however, that any transaction described under clauses (A) or (B) above which has gross proceeds of greater than $15,000,000 shall not be deemed liquidation, dissolution or winding up of the Corporation under this Section 2(b).

(iv) In any of the events specified (iii) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

i) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock; provided, however, if such parties are unable to agree on such determination, the parties shall select a mutually acceptable nationally recognized valuation firm to determine such value.

(B) The method of valuation of securities subject to the investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) 1), ii) or iii) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock; provided, however, if such parties are unable to agree on such determination, the parties shall select a mutually acceptable nationally recognized valuation firm to determine such value.

(C) In the event the requirements of Section 2(b)(iv) are not complied with the Corporation shall forthwith either:

i) cause such closing to be postponed until such time as the requirements of this Section 2(b) have been complied with; or

ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(b)(iv)(D) hereof.

(D) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given any notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(c) Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Subject to Section 2(c)(iii) below, each Share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Purchase Price by the applicable Conversion Price of such share of Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Original Purchase Price” shall mean $1.00 per share with respect to the Series A Preferred Stock and $19.03 per share with respect to the Series B Preferred Stock. The “Conversion Price” shall mean $0.83 per share with respect to the Series A Preferred Stock and $19.03 per share with respect to the Series B Preferred Stock. The applicable Conversion Price shall be subject to adjustment as set forth in Section 2(c)(iv).

(ii) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon (except as provided below in Section 2(c)(iii)) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $7.00 per share (adjusted to reflect subsequent stock dividends, stock splits or re-capitalization) and which results in aggregate cash proceeds to the Corporation of at least $10,000,000 (net of underwriting discounts and commissions).

(iii) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iv) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(A) i) If the Corporation shall issue, after the date upon which any shares of Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for any Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price for such Preferred Stock in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (A)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

(x) an amount equal to the sum of

(1) the aggregate purchase price of the shares of such Preferred Stock sold pursuant to the agreement pursuant to which such shares of Series A Preferred Stock or Series B Preferred Stock were first issued (the “Purchase Price”),plus

(2) the aggregate consideration, if any, received by the Corporation for all Additional Stock issued on or after the Purchase Date:

(y) an amount equal to the sum of

(1) the applicable Purchase Price divided by the applicable initial Conversion Price for such series (or such higher or lower Conversion Price as results from the application of Sections 2(c)(iv)(C) and (D) hereof), plus

(2) the number of shares of Additional Stock issued since the Purchase Date (as adjusted pursuant to Sections 2(c)(iv)(C) and (D) hereof, if applicable).

ii) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 2(c)(iv)(A)v)c) or d), no adjustment of such Conversion Price pursuant to this Section 2(c)(iv)(A) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

iv) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

v) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 2(c)(iv)(A) and Section 2(c)(iv)(B):

a) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 2(c)(iv)(A)iii) and iv)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2(c)(iv)(A)iii) and iv)).

c) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

d) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

e) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 2(c)(iv)(A)v)a) and b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 2(c)(iv)(A)v)c) or d).

(B) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 2(c)(iv)(A)v)) by the Corporation after the Purchase Date) other than

i) Common Stock issued pursuant to a transaction described in Section 2(c)(iv)(C) hereof,

ii) up to 350,000 shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to the existing stock option or issuance plan of the Corporation or any replacement plan unanimously approved by the Board of Directors of the Corporation, on or before July 1, 2002 whereby the total number of shares of Common Stock issuable does not exceed 350,000 shares (appropriately adjusted to reflect subsequent share combinations or divisions),

iii) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions,

iv) capital stock or warrants or options to purchase capital stock issued to unaffiliated entities of the Corporation in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are unanimously approved by the Board of Directors of the Corporation,

v) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock, and

vi) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

vii) up to 700,000 shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to the existing stock option or issuance plan of the Corporation or any replacement plan approved by the Board of Directors of the Corporation, whereby the total number of shares of Common Stock issuable does not exceed 700,000 shares (appropriately adjusted to reflect subsequent share combinations or divisions).

(C) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 2(c)(iv)(A)v).

(D) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 2(c)(iv)(C), then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(vi) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 2(c) or Section 2(b)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2(c) with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 2(c) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event.

(vii) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2(c) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(viii) No Fractional Shares and Certificate as to Adjustments.

(A) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(B) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 2(c), the Corporation, upon the written request of any holder of Preferred Stock, at the expense of the Corporation, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

(ix) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(x) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

(xi) Notices. Any notice required by the provisions of this Section 2(d) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(d) Voting Rights.

(i) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall be entitled to vote together with holders of Common Stock (in a single voting group) with respect to any question upon which holders of Common Stock have the night to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 2(c) hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

ARTICLE IV

OFFICER AND DIRECTOR LIABILITY

(a) Limited Liability. Except as required by the Act, no director of this Corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action, as a director. Neither any amendment nor repeal of this Article IV, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV with respect to any matter occurring or any cause of action, suit or claim that, but for this Article IV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) Indemnity. The Corporation shall, to the fullest extent permitted by the URBCA, as the same may be amended or supplemented, indemnify all directors, officers, employees and agents of the Corporation whom it shall have the power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. The corporation shall have the right to advance expenses to its directors, officers, employees and agents to the full extent permitted by the URBCA, as the same may be amended or supplemented. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and shall inure to the benefit of the heirs, executives and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or of disinterested directors or otherwise. The Corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the URBCA, as the same may be amended or supplemented.

A majority of the shareholders may adopt, amend, or repeal a bylaw that fixes a greater quorum or voting requirement for shareholders, or voting groups of shareholders, than is required by the Utah Revised Business Corporations Act.